Exhibit 97.1
AUTONATION, INC.
AMENDED AND RESTATED POLICY
REGARDING RECOUPMENT OF CERTAIN INCENTIVE COMPENSATION
1.    This AutoNation, Inc. Policy Regarding Recoupment of Certain Incentive Compensation (the “Recoupment Policy”) sets forth the conditions under which AutoNation, Inc. (the “Company”) will seek reimbursement or forfeiture of certain incentive compensation paid to or received by any current or former officer of the Company who the Company’s Board of Directors (the “Board”) designated as an officer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (an “Executive Officer”). This Recoupment Policy was established as of February 5, 2015 and is hereby amended and restated as of October 25, 2023, in order to coordinate with Company’s adoption of a supplemental executive recoupment policy required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as may be amended from time to time, and related rules and regulations of the Securities and Exchange Commission and the NYSE and as referenced in Section 5(f) below.
2.    If an Executive Officer engages in fraud, intentional misconduct, or gross negligence (collectively, “Misconduct”), and as a result of such Misconduct, the Company is required to restate its financial statements filed with the U.S. Securities and Exchange Commission due to material noncompliance with any financial reporting requirement, then the Company may require reimbursement or forfeiture of all or a portion of any incentive compensation paid to or received by such Executive Officer, during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, that is greater than the amount that would have been paid or received under the specific terms of the applicable incentive award had the financial results been originally reported as set forth in the accounting restatement (the amount of any such excess payment to or receipt by the Executive Officer being herein referred to as the “Excess Compensation”). Any such reimbursement or forfeiture shall be subject to the dispute resolution procedures set forth in any applicable compensation plans or employment agreements. For purposes of this Recoupment Policy, an act or omission will not be considered to constitute Misconduct if the person in good faith relied upon the advice of the Company’s legal counsel, external tax or accounting advisors of the Company, or the independent registered public accounting firm of the Company.
3.    In determining whether to require reimbursement or forfeiture and, if so, the amount of Excess Compensation, the Board may take into account such factors as it deems appropriate, including (a) the extent to which any incentive compensation was based on the achievement of specified performance targets and, if so, whether any such incentive compensation would have been reduced had the Misconduct not occurred, (b) the extent to which, prior to the public announcement of the events leading to the restatement, the Executive Officer sold shares of Company stock and the amount of any sales proceeds received by the Executive Officer in excess of the amount that the Executive Officer would have received without the restatement, (c) the Executive Officer’s involvement in and accountability for the Misconduct, (d) the likelihood of success in seeking reimbursement or forfeiture and the amount likely to be recovered relative to the effort and expense involved, (e) the extent to which the assertion of a reimbursement or forfeiture claim may prejudice the interests of the Company, (f) the passage of time since the occurrence of the act in respect of the applicable Misconduct, (g) any pending or threatened legal proceeding relating to the applicable Misconduct and any actual or anticipated resolution relating thereto, and (h) the tax consequences to the Company and the affected Executive Officer.
4.    The Company shall disclose to its stockholders the amount of any Excess Compensation to the extent (a) the Board determines that such disclosure is practicable and in the best interest of the Company’s stockholders or (b) such disclosure is required by applicable law.
5.    Other Provisions.
(a)    The Company may take any action permitted by law to recover amounts recoverable under this Recoupment Policy from an Executive Officer.

(b)    The Board (or any Board committee designated by the Board) shall have full and final authority to make all determinations required under this Recoupment Policy and all such determinations shall be final and binding on all persons.
(c)    This Recoupment Policy shall apply to any incentive compensation that is awarded on or after February 5, 2015.
(d)    The rights and remedies in this Recoupment Policy are cumulative and not exclusive of any other rights or remedies that may be available to the Company or any of its subsidiaries, whether provided by law, equity, statute, agreement, or otherwise.
(e)    Incentive compensation means any cash bonus that is based upon achievement of financial performance metrics and any equity-based compensation (e.g., stock, restricted stock units or options).
(f)    This Recoupment Policy is separate from and in addition to the requirements of the Company’s Supplemental Executive Officer Recoupment Policy (the “Supplemental Recoupment Policy”), attached hereto as Exhibit A, applicable to each person who is or becomes an “officer” of the Company as defined under Rule 16a-1(f) under Section 16 of the Securities Exchange Act of 1934, which shall be deemed to include any individuals identified by the Company as executive officers pursuant to Item 401(b) of Regulation S-K under the Securities Exchange Act of 1934. To the extent that compensatory payments are also subject to recoupment as Erroneously-Awarded Compensation (as defined in the Supplemental Policy) as provided by the Supplemental Policy, only the Supplemental Policy shall apply, and in no event shall the same amount of compensation be recovered twice.
(g)    This Recoupment Policy is separate from and in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 (“Section 304”) that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer. Any amounts paid to the Company by the Chief Executive Officer and Chief Financial Officer pursuant to Section 304 shall be considered in determining any amount of Excess Compensation under this Recoupment Policy.

EXHIBIT A
AUTONATION, INC.
SUPPLEMENTAL EXECUTIVE OFFICER RECOUPMENT POLICY

As required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as may be amended from time to time, and the related rules or regulations promulgated by the SEC and the NYSE, the Board of Directors (the “Board”) of AutoNation, Inc. (the “Company”) adopts this AutoNation, Inc. Supplemental Executive Officer Recoupment Policy (the “Supplemental Recoupment Policy”) to be applied to the Executive Officers of the Company in addition to the AutoNation, Inc. Amended and Restated Policy Regarding Recoupment of Certain Incentive Compensation. The Supplemental Recoupment Policy is hereby adopted on October 25, 2023 to be effective as of the Effective Date, as defined below.
1.    Definitions
For purposes of this Supplemental Recoupment Policy, the following definitions shall apply:

a)    “Committee” means any committee appointed or designated by the Board from time to time. To the extent the Board has delegated to the Committee the authority to administrate or make determinations under this Supplemental Recoupment Policy, where applicable references herein to the Board shall be deemed to refer to the Committee.
b)    “Company Group” means the Company and each of its Subsidiaries, as applicable.
c)    “Covered Compensation” means any Incentive-Based Compensation granted, vested or paid to a person who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation and that was Received (i) on or after the Effective Date, (ii) after the person became an Executive Officer and (iii) at a time that the Company had a class of securities listed on a national securities exchange or a national securities association.
d)    “Effective Date” means October 2, 2023.
e)    “Erroneously-Awarded Compensation” means the amount of Covered Compensation granted, vested or paid to a person during the fiscal period when the applicable Financial Reporting Measure relating to such Covered Compensation was attained that exceeds the amount of Covered Compensation that otherwise would have been granted, vested or paid to the person had such amount been determined based on the applicable Restatement, computed without regard to any taxes paid (i.e., on a pre-tax basis). For Covered Compensation based on stock price or total shareholder return, where the amount of Erroneously-Awarded Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the Board will determine the amount of such Covered Compensation that constitutes Erroneously-Awarded Compensation, if any, based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Covered Compensation was granted, vested or paid and the Board shall maintain documentation of such determination and provide such documentation to the NYSE.
f)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
g)    “Executive Officer” means each “officer” of the Company as defined under Rule 16a-1(f) under Section 16 of the Exchange Act, which shall be deemed to include any individuals identified by the Company as executive officers pursuant to Item 401(b) of Regulation S-K under the Exchange Act. Both current and former Executive Officers are subject to the Supplemental Recoupment Policy in accordance with its terms.

h)    “Financial Reporting Measure” means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures and may consist of GAAP or non-GAAP financial measures (as defined under Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Exchange Act), (ii) stock price or (iii) total shareholder return. Financial Reporting Measures may or may not be filed with the SEC and may be presented outside the Company’s financial statements, such as in Managements’ Discussion and Analysis of Financial Conditions and Result of Operations or in the performance graph required under Item 201(e) of Regulation S-K under the Exchange Act.
i)    “Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. In addition, for purposes of this Supplemental Recoupment Policy, Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in or otherwise relating to the Incentive-Based Compensation award is attained, even if the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period.
j)    “Lookback Period” means the three completed fiscal years (plus any transition period of less than nine months that is within or immediately following the three completed fiscal years and that results from a change in the Company’s fiscal year) immediately preceding the date on which the Company is required to prepare a Restatement for a given reporting period, with such date being the earlier of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement. Recovery of any Erroneously-Awarded Compensation under the Supplemental Recoupment Policy is not dependent on if or when the Restatement is actually filed.
k)    “NYSE” means the New York Stock Exchange.
l)    “Restatement” means a required accounting restatement of any Company financial statement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as a “Big R” restatement) or (ii) to correct an error in previously issued financial statements that is not material to the previously issued financial statements but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement). Changes to the Company’s financial statements that do not represent error corrections under the then-current relevant accounting standards will not constitute Restatements. Recovery of any Erroneously-Awarded Compensation under the Supplemental Recoupment Policy is not dependent on fraud or misconduct by any person in connection with the Restatement.
m)    “SEC” means the United States Securities and Exchange Commission.
n)    “Subsidiary” means any domestic or foreign corporation, partnership, association, joint stock company, joint venture, trust or unincorporated organization “affiliated” with the Company, that is, directly or indirectly, through one or more intermediaries, “controlling,” “controlled by” or “under common control with,” the Company. “Control” for this purpose means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, contract or otherwise.
2.    Recoupment of Erroneously-Awarded Compensation
In the event of a Restatement, any Erroneously-Awarded Compensation Received during the Lookback Period prior to the Restatement (a) that is then-outstanding but has not yet been paid shall be automatically and immediately forfeited and (b) that has been paid to any person shall be subject to reasonably prompt repayment to the Company Group in accordance with Section 3 of this Supplemental Recoupment Policy. The Board must pursue (and shall not have the discretion to waive) the forfeiture and/or repayment of such Erroneously-Awarded Compensation in accordance with Section 3 of this Supplemental Recoupment Policy, except as provided below.
Notwithstanding the foregoing, the Board (or in the event of a Committee, if the Committee is not a committee of the Board responsible for the Company’s executive compensation decisions and composed entirely of independent directors, a majority of the independent directors serving on the Board) may determine not to pursue the forfeiture and/or recovery of Erroneously-Awarded Compensation from any person if the Board determines that such forfeiture and/or recovery would be impracticable due to either of the following circumstances: (i) the direct expense paid to a third party (for example, reasonable legal expenses and consulting fees) to assist in enforcing the Supplemental Recoupment Policy would exceed the amount to be recovered (following reasonable attempts by the Company Group to recover such Erroneously-Awarded Compensation, the documentation of such attempts, and the provision of such documentation to the NYSE), or (ii) recovery would likely cause any otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
3.    Means of Repayment
In the event that the Board determines that any person shall repay any Erroneously-Awarded Compensation, the Board shall provide written notice to such person by email or certified mail to the physical address on file with the Company Group for such person, and the person shall satisfy such repayment in a manner and on such terms as required by the Board, and the Company Group shall be entitled to set off the repayment amount against any amount owed to the person by the Company Group, to require the forfeiture of any award granted by the Company Group to the person, or to take any and all necessary actions to reasonably promptly recoup the repayment amount from the person, in each case, to the fullest extent permitted under applicable law, including without limitation, Section 409A of the Internal Revenue Code and the regulations and guidance thereunder. If the Board does not specify a repayment timing in the written notice described above, the applicable person shall be required to repay the Erroneously-Awarded Compensation to the Company Group by wire, cash or cashier’s check no later than thirty (30) days after receipt of such notice.
4.    No Indemnification
No person shall be indemnified, insured or reimbursed by the Company Group in respect of any loss of compensation by such person in accordance with this Supplemental Recoupment Policy, nor shall any person receive any advancement of expenses for disputes related to any loss of compensation by such person in accordance with this Supplemental Recoupment Policy, and no person shall be paid or reimbursed by the Company Group for any premiums paid by such person for any third-party insurance policy covering potential recovery obligations under this Supplemental Recoupment Policy. For this purpose, “indemnification” includes any modification to current compensation arrangements or other means that would amount to de facto indemnification (for example, providing the person a new cash award which would be cancelled to effect the recovery of any Erroneously-Awarded Compensation). In no event shall the Company Group be required to award any person an additional payment if any Restatement would result in a higher incentive compensation payment.
5.    Miscellaneous
This Supplemental Recoupment Policy generally will be administered and interpreted by the Board. Any determination by the Board with respect to this Supplemental Recoupment Policy shall be final, conclusive and binding on all interested parties. Any discretionary determinations of the Board under this Supplemental Recoupment Policy, if any, need not be uniform with respect to all persons, and may be made selectively amongst persons, whether or not such persons are similarly situated.

This Supplemental Recoupment Policy is intended to satisfy the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time, and any related rules or regulations promulgated by the SEC or the NYSE.

The provisions in this Supplemental Recoupment Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Supplemental Recoupment Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to applicable law. The invalidity or unenforceability of any provision of this Supplemental Recoupment Policy shall not affect the validity or enforceability of any other provision of this Supplemental Recoupment Policy. Recoupment of Erroneously-Awarded Compensation under this Supplemental Recoupment Policy is not dependent upon the Company Group satisfying any conditions in this Supplemental Recoupment Policy, including any requirements to provide applicable documentation to the NYSE, or satisfying any disclosure requirements under applicable law.

The rights of the Company Group under this Supplemental Recoupment Policy to seek forfeiture or reimbursement are in addition to, and not in lieu of, any rights of recoupment, or remedies or rights other than recoupment, that may be available to the Company Group pursuant to the terms of any law, government regulation or stock exchange listing requirement or any other policy, code of conduct, employee handbook, employment agreement, equity award agreement, or other plan or agreement of the Company Group.
6.    Amendment and Termination
To the extent permitted by, and in a manner consistent with applicable law, including SEC and NYSE rules, the Board may terminate, suspend or amend this Supplemental Recoupment Policy at any time in its discretion.
7.    Successors
This Supplemental Recoupment Policy shall be binding and enforceable against all persons and their respective beneficiaries, heirs, executors, administrators or other legal representatives with respect to any Covered Compensation granted, vested or paid to or administered by such persons or entities.

ACKNOWLEDGMENT, CONSENT AND AGREEMENT

This Acknowledgment & Agreement (the “Acknowledgment”) is delivered by the individual named below as of the date set forth below.
The undersigned is an Executive Officer (as designated by the Board of Directors for purposes of Section 16 of the Securities Exchange Act of 1934, as amended) of AutoNation, Inc. (the “Company”). The undersigned has received and/or is eligible to receive cash-based and/or equity-based incentive compensation from the Company or its subsidiaries.
The Board of Directors of the Company adopted the AutoNation, Inc. Policy Regarding Recoupment of Certain Incentive Compensation effective February 6, 2015 (as amended from time to time, the “Recoupment Policy”). Pursuant to the Recoupment Policy, the Company may seek to recoup certain compensation from Executive Officers in the event that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws (other than corrections resulting from changes to accounting standards). Effective October 2, 2023, the Board of Directors of the Company adopted the Supplemental Executive Officer Recoupment Policy (the “Supplemental Recoupment Policy”), to comply with the listing requirements of the New York Stock Exchange.
In consideration of the continued benefits to be received from the Company (or a subsidiary) and the right to participate in, and receive future awards under, the Company’s cash- and equity-based incentive programs, the undersigned hereby acknowledges and agrees that:
1.    I have read and understand the Recoupment Policy;
2.    I agree that, to the extent provided in the Recoupment Policy, the Recoupment Policy shall apply to incentive compensation arrangements established after February 5, 2015 and the programs and agreements under which such incentive compensation may be issued shall be deemed to incorporate the terms of the Recoupment Policy even if the Recoupment Policy is not explicitly referenced therein.
3.    I have read and understand the Supplemental Recoupment Policy. I knowingly, voluntarily and irrevocably consent to an agreement to be bound by and subject to the Supplemental Recoupment Policy’s terms and conditions, including that I will return any Erroneously-Awarded Compensation that is required to be repaid in accordance with the Supplemental Recoupment Policy. I further acknowledge, understand and agree that the compensation that I receive, have received or may become entitled to receive from the Company is subject to the Supplemental Recoupment Policy, and the Supplemental Recoupment Policy may affect such compensation, even if the Supplemental Recoupment Policy is not explicitly referenced therein.
4.    I have no right to indemnification, insurance payments or other reimbursement by or from the Company Group for any compensation that is subject to recoupment and/or forfeiture as required by the Supplemental Recoupment Policy. Capitalized terms not defined herein have the meanings set forth in the Supplemental Recoupment Policy.

Signed:

Name:

Date: